EXHIBIT 99.1

EPE HOLDINGS, LLC

Unaudited Condensed Consolidated Balance Sheet at September 30, 2007

EPE HOLDINGS, LLC

EPE HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT SEPTEMBER 30, 2007

(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$ 46,719
Restricted cash	66,788
Accounts and notes receivable – trade (net of allowance
for doubtful accounts of $22,111)	2,726,545
Accounts receivable - related parties	3,129
Inventories	635,363
Prepaid and other current assets	214,577
Total current assets	3,693,121
Property, plant and equipment, net	13,739,534
Investments in and advances to unconsolidated affiliates	2,547,287
Intangible assets (net of accumulated amortization of $513,770)	1,839,913
Goodwill	808,073
Deferred tax asset	2,453
Other assets	227,578
Total assets	$ 22,857,959

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable – trade	$ 385,489
Accounts payable – related parties	15,475
Accrued product payables	2,867,725
Accrued expenses	57,092
Accrued interest	132,867
Other current liabilities	315,045
Total current liabilities	3,773,693
Long-term debt (see Note 10)	9,642,949
Deferred tax liabilities	16,960
Other long-term liabilities	114,482
Minority interest	9,271,735
Commitments and contingencies
Member’s equity	38,140
Total liabilities and member's equity	$ 22,857,959

See Notes to Unaudited Condensed Consolidated Balance Sheet.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT SEPTEMBER 30, 2007

Note 1. Company Organization and Basis of Financial Statement Presentation

Company Organization

EPE Holdings, LLC is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings L.P. The business purpose of EPE Holdings, LLC is to manage the affairs and operations of Enterprise GP Holdings L.P. At September 30, 2007, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “EPE Holdings, LLC” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries. Enterprise Products GP LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Texas Eastern Products Pipeline Company, LLC, and TEPPCO Partners, L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings. References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

Enterprise GP Holdings is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.” The current business of Enterprise GP Holdings is to own general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. Our general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries. Enterprise Products Partners is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “EPD.” References to “EPGP” mean Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners. Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”), as successor in interest by merger to Enterprise Products Operating L.P.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO. Duncan Energy Partners is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “DEP.” References to “DEPGP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and a wholly owned subsidiary of EPO.

References to “TEPPCO” mean the business and operations of TEPPCO Partners, L.P. and its consolidated subsidiaries. TEPPCO is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “TPP.” References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”). Energy Transfer Equity is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“ETEGP”).

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”) and EPE Unit III, L.P. (“EPE Unit III”), collectively, which are private company affiliates of EPCO, Inc.

References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P. DFI and DFIGP are private company affiliates of EPCO, Inc. Enterprise GP Holdings acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. Mr. Duncan is the Chairman and controlling shareholder of EPCO.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships and EPCO are affiliates under common control of Mr. Duncan. Enterprise Products Partners and TEPPCO and their respective general partners were under Mr. Duncan’s indirect control as of the period presented in this current report on Form 8-K. We do not control Energy Transfer Equity or ETEGP.

Basis of Financial Statement Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings. EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business. EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few. The most significant reconciling item is that relating to minority interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings. See Note 2 for additional details regarding minority interest ownership in our consolidated subsidiaries.

Unless otherwise noted, dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Effective with the second quarter of 2007, our consolidated balance sheet and related notes were restated to reflect the acquisition of ownership interests in TEPPCO and TEPPCO GP (including associated incentive distribution rights (“IDRs”) of TEPPCO) in May 2007 and the reorganization of our business segments.

Basis of Financial Information pertaining to EPGP and Enterprise Products Partners. Enterprise GP Holdings acquired its investments in Enterprise Products Partners and EPGP in August 2005 from private company affiliates of EPCO under the common control of Mr. Duncan. Enterprise GP Holdings owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated IDRs of Enterprise Products Partners. See Note 3 for additional information regarding Enterprise GP Holdings’ investments in EPGP and Enterprise Products Partners.

Basis of Financial Information pertaining to TEPPCO GP and TEPPCO. Enterprise GP Holdings acquired 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP (including associated IDRs of TEPPCO) in May 2007 from private company affiliates of EPCO (i.e. DFI and DFIGP) under the common control of Mr. Duncan. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. See Note 3 for additional information regarding Enterprise GP Holdings’ investments in TEPPCO GP and TEPPCO.

Since Enterprise GP Holdings, DFI and DFIGP are under the common control of Mr. Duncan, Enterprise GP Holdings’ acquisition of ownership interests in TEPPCO and TEPPCO GP was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. The inclusion of TEPPCO and TEPPCO GP in our financial statements was effective January 1, 2005 because an affiliate of EPCO under common control with Enterprise GP Holdings originally acquired ownership interests in TEPPCO GP in February 2005.

Basis of Financial Information pertaining to ETEGP and Energy Transfer Equity. Enterprise GP Holdings entered into a securities purchase agreement on May 7, 2007, pursuant to which it acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests in ETEGP for $1.65 billion in cash. Energy Transfer Equity owns limited partner interests and the general partner interest in Energy Transfer Partners, L.P., a publicly traded partnership. We account for our investments in Energy Transfer Equity and ETEGP using the equity method of accounting. See Note 3 for additional information regarding Enterprise GP Holdings’ investments in ETEGP and Energy Transfer Equity.

Revised Business Segments. We have revised our business segment disclosures to reflect Enterprise GP Holdings’ new equity investments and sources of cash flows. Our reorganized business segments reflect the manner in which these investments are managed and reviewed by the chief executive officer of EPE Holdings, who is our chief operating decision maker. The new reportable segments are (i) Investment in Enterprise Products Partners, (ii) Investment in TEPPCO and (iii) Investment in Energy Transfer Equity.

Note 2. General Accounting Policies and Related Matters

Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all material intercompany accounts and transactions. We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.

If the entity is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the entity’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the entity’s operating and financial policies. Our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates are eliminated in consolidation to the extent such amounts are material and remain on our balance sheet (or those of our equity method investments) in inventory or similar accounts.

If our ownership interest in an entity does not provide us with either control or significant influence, we account for the investment using the cost method.

Employee Benefit Plans

TEPPCO maintained a non-contributory, trustee-administered pension plan through April 2006, at which time TEPPCO received a determination letter from the Internal Revenue Service providing its approval to terminate the plan. At September 30, 2007, $0.1 million of the plan assets had not been distributed to plan participants.

Dixie Pipeline Company (“Dixie”), a consolidated subsidiary of EPO, employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in Dixie’s defined contribution plan and pension and postretirement benefit plans. Dixie’s employee benefit plans are immaterial to our consolidated financial position. Dixie contributed $0.1 million to its company-sponsored defined contribution plan during the three months ended September 30, 2007. During the nine months ended September 30, 2007, Dixie contributed $0.2 million to its company-sponsored defined contribution plan. During the remainder of 2007, Dixie expects to contribute approximately $0.1 million to its postretirement benefit plan and approximately $1.2 million to its pension plan.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  Expenditures to mitigate or prevent future environmental contamination are capitalized.

At September 30, 2007, our accrued liabilities for environmental remediation projects totaled $29.5 million. This amount was derived from a range of reasonable estimates based upon studies and site surveys. Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which we are responsible.

In February 2007, Enterprise Products Partners entered into a settlement with a third party, which resulted in it receiving, in part, $6.5 million from such third party. Enterprise Products Partners reserved such cash payment to fund anticipated future environmental remediation costs associated with certain assets that it had acquired from the third party. Previously, the third party had been obligated to indemnify Enterprise Products Partners for such costs.  As a result of the settlement, this indemnification arrangement was terminated.

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Income Taxes

We are organized as a pass-through entity for income tax purposes. As a result, our member is responsible for federal and state, where applicable, income taxes on their share of our taxable income. Our provision for income taxes is applicable to state tax obligations under the Revised Texas Franchise Tax and certain federal and state tax obligations of Seminole Pipeline Company (“Seminole”) and Dixie, both of which are consolidated subsidiaries of ours.

In accordance with Financial Accounting Standards Board Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position.

Minority Interest

As presented in our Unaudited Condensed Consolidated Balance Sheet, minority interest represents third-party and related party ownership interests in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party and related party ownership in such amounts presented as minority interest. The following table presents the components of minority interest as presented on our Unaudited Condensed Consolidated Balance Sheet at September 30, 2007:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$ 5,048,968
Related party owners of Enterprise Products Partners (2)	303,837
Limited partners of Enterprise GP Holdings:
Third-party owners of Enterprise GP Holdings (1)	1,054,201
Related party owners of Enterprise GP Holdings (2)	1,051,855
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (3)	290,195
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,390,873
Related party owners of TEPPCO (2)	(8,799)
Joint venture partners (4)	140,605
Total minority interest on consolidated balance sheet	$ 9,271,735

(1)    Consists of non-affiliate public unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO.

(2)    Consists of unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO that are related party affiliates. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.

(3)    Consists of non-affiliate public unitholders of Duncan Energy Partners. On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units. A wholly owned operating subsidiary of Enterprise Products Partners owns the general partner of Duncan Energy Partners; therefore, Enterprise Products Partners consolidates the financial statements of Duncan Energy Partners with those of its own. For financial accounting and reporting purposes, the public owners of Duncan Energy Partners are presented as minority interest in our consolidated financial statements effective February 1, 2007.

(4)    Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Dixie, Tri-States Pipeline L.L.C. (“Tri-States”), Independence Hub, LLC (“Independence Hub”), Wilprise Pipeline Company, L.L.C. (“Wilprise”) and Belle Rose NGL Pipeline, L.L.C. (“Belle Rose”).

Recent Accounting Developments

SFAS 157, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and we are required to adopt SFAS 157 as of January 1, 2008.

SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparisons between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after

November 15, 2007. We are currently evaluating this statement and have not yet determined the impact of such on our financial position.

Note 3. Business Segments

The Company has three reportable business segments: (i) Investment in Enterprise Products Partners, (ii) Investment in TEPPCO and (iii) Investment in Energy Transfer Equity. Our investing activities are organized into business segments that reflect how the chief executive officer of EPE Holdings (i.e. our chief operating decision maker) routinely manages and reviews the financial performance of these investments. Each of the respective general partners has separate operating management and boards of directors, with each board having at least three independent directors.

Our Investment in Enterprise Products Partners business segment reflects the consolidated financial position of Enterprise Products Partners and its general partner, EPGP. Our Investment in TEPPCO reflects the consolidated financial position of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical financial position of TEPPCO and TEPPCO GP, which were under common control with us prior to our acquisition of these interests in May 2007. TEPPCO and Enterprise Products Partners are joint venture partners in Jonah Gas Gathering Company (“Jonah”), which owns a natural gas pipeline located in southwest Wyoming. Within their respective balance sheets, Enterprise Products Partners and TEPPCO account for their individual ownership interests in Jonah using the equity method of accounting. As a result of common control, we classify the net assets of Jonah within our Investment in TEPPCO segment. We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners. Our Investment in Energy Transfer Equity business segment reflects our equity method investment in Energy Transfer Equity and its general partner, ETEGP.

Financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying consolidated balance sheets of EPGP and TEPPCO GP, respectively. Financial information presented for our Investment in Energy Transfer Equity segment represents amounts we record in connection with these equity method investments based primarily on publicly available information of Energy Transfer Equity.

The following table presents selected business segment information at September 30, 2007:

	Reportable Segment
	Investment		Investment
	in		in
	Enterprise	Investment	Energy	Adjustments
	Products	in	Transfer	and	Consolidated
	Partners	TEPPCO	Equity	Eliminations	Totals
Segment assets:
At September 30, 2007	$ 15,781,552	$ 5,507,265	$ 1,649,984	$ (80,842)	$ 22,857,959
Investments in and advances
to unconsolidated affiliates (see Note 8):
At September 30, 2007	630,450	266,853	1,649,984	--	2,547,287
Intangible Assets (see Note 9):
At September 30, 2007	910,550	929,363	--	--	1,839,913
Goodwill (see Note 9):
At September 30, 2007	591,643	216,430	--	--	808,073

The following information provides an overview of the underlying businesses of Enterprise Products Partners, TEPPCO and Energy Transfer Equity.

Enterprise Products Partners

Enterprise Products Partners is a publicly traded (NYSE: EPD) North American midstream energy company providing a wide range of services to producers and consumers of natural gas, NGLs, crude oil,

and certain petrochemicals. In addition, Enterprise Products Partners is an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and the Gulf of Mexico. Its midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets.

Enterprise Products Partners transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminalling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services. Enterprise Products Partners operates in four primary business lines: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services.

The business purpose of EPGP is to manage the affairs and operations of Enterprise Products Partners. EPGP has no separate business activities outside of those conducted by Enterprise Products Partners and its consolidated subsidiaries, including Duncan Energy Partners. The commercial management of EPGP does not overlap with that of TEPPCO or Energy Transfer Equity.

TEPPCO

TEPPCO is a publicly-traded (NYSE: TPP) North American midstream energy company that owns and operates refined products and liquefied petroleum gas (“LPG”) pipelines; owns and operates petrochemical and NGL pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in various joint venture projects including the Seaway and Centennial pipelines. TEPPCO operates in three primary business lines: (i) Downstream, (ii) Upstream and (iii) Midstream.

The business purpose of TEPPCO GP is to manage the affairs and operations of TEPPCO. TEPPCO GP has no separate business activities outside of those conducted by TEPPCO. The commercial management of TEPPCO does not overlap with that of Enterprise Products Partners or Energy Transfer Equity.

In August 2006, TEPPCO and Enterprise Products Partners entered into the Jonah joint venture. TEPPCO and Enterprise Products Partners account for their respective ownership interests in the Jonah joint venture using the equity method of accounting. When we combine the financial statements of TEPPCO and Enterprise Products Partners in preparing our consolidated financial statements, we eliminate the Jonah equity income amounts recognized by TEPPCO and Enterprise Products Partners and consolidate the full financial statements of Jonah as a component of our Investment in TEPPCO segment. Jonah was a consolidated subsidiary of TEPPCO prior to August 2006.

The following table presents selected balance sheet data for Jonah (on a 100% standalone basis) at September 30, 2007:

Segment assets	$ 1,054,112
Intangible assets	152,261
Goodwill	2,776

Energy Transfer Equity

Energy Transfer Equity is a publicly traded (NYSE: ETE) Delaware limited partnership formed in 2002 that completed its initial public offering in February 2006. Energy Transfer Equity’s only cash generating assets are its direct and indirect investments in limited and general partner interests of ETP. Energy Transfer Equity owns common units and the 2% general partner interest of ETP (including 100% of the IDRs held by the general partner of ETP).

The business purpose of ETEGP is to manage the affairs and operations of Energy Transfer Equity. ETEGP has no separate business activities outside of those conducted by Energy Transfer Equity. The commercial management of Energy Transfer Equity does not overlap with that of Enterprise Products Partners or TEPPCO.

ETP is a publicly traded partnership that owns and operates a diversified portfolio of midstream energy assets. ETP’s natural gas operations include natural gas gathering and transportation pipelines, interstate transmission pipelines, natural gas treating and processing assets located in Texas, Louisiana, Utah and Colorado and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipelines in service, with an additional 500 miles of intrastate pipelines under construction, and 2,400 miles of interstate pipelines. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

Note 4. Accounting for Unit-Based Awards

We account for unit-based awards in accordance with SFAS 123(R), “Share-Based Payment.” SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date. The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period. Compensation expense for liability-classified awards (such as unit appreciation rights (“UARs”)) is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period. Liability-type awards are cash settled upon vesting.

EPGP Unit Appreciation Rights

The non-employee directors of EPGP have been granted UARs in the form of letter agreements. These liability awards are not part of any established long-term incentive plan of EPCO, the Enterprise GP Holdings or Enterprise Products Partners. These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date fair value. As of September 30, 2007, a total of 90,000 UARs had been granted to non-employee directors of EPGP. Each of these awards was issued during the third and fourth quarters of 2006 and cliff vests in 2011.

EPCO Employee Partnerships

EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in the Employee Partnerships. Currently there are three employee partnerships. EPE Unit I was formed in August 2005 in connection with Enterprise GP Holdings’ initial public offering and EPE Unit II was formed in December 2005. EPE Unit III was formed in May 2007. For a detailed discussion of EPE Unit I and EPE Unit II, see Enterprise GP Holdings’ Current Report on Form 8-K dated September 21, 2007.

At September 30, 2007, there was an estimated $28.7 million of combined unrecognized compensation cost related to the Employee Partnerships. We will recognize our share of these costs in accordance with the EPCO administrative services agreement over a weighted-average period of 4.2 years.

EPE Unit III. EPE Unit III owns 4,421,326 units of Enterprise GP Holdings contributed to it by a private company affiliate of EPCO, which, in turn, was made the Class A limited partner of EPE Unit III. On the date of contribution, the fair market value of Enterprise GP Holdings’ units contributed by the Class A limited partner was $170.0 million (the “Class A limited partner capital base”). Certain EPCO employees were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit III without any capital contribution. The profits interest awards (i.e., Class B limited partner interests) in EPE

Unit III entitle the holder to participate in the appreciation in value of Enterprise GP Holdings’ units owned by EPE Unit III.

EPE Unit III will be liquidated upon the earlier of: (i) May 7, 2012 or (ii) a change in control of Enterprise GP Holdings or EPE Holdings, unless otherwise agreed to by EPCO, the Class A limited partner and a majority in interest of the Class B limited partners of EPE Unit III. EPE Unit III has the following material terms regarding its quarterly cash distribution to partners:

▪

Distributions of Cash flow – Each quarter, 100% of the cash distributions received by EPE Unit III from Enterprise GP Holdings will be distributed to the Class A limited partner until it has received an amount equal to the pro rata Class A preferred return (as defined below), and any remaining distributions received by EPE Unit III will be distributed to the Class B limited partners. The Class A preferred return equals 3.797% per annum of the Class A limited partner’s capital base. The Class A limited partner’s capital base equals approximately $170.0 million plus any unpaid Class A preferred return from prior periods, less any distributions made by EPE Unit III of proceeds from the sale of Enterprise GP Holdings’ units owned by EPE Unit III (as described below).

▪

Liquidating Distributions – Upon liquidation of EPE Unit III, units of Enterprise GP Holdings having a fair market value equal to the Class A limited partner capital base will be distributed to a private company affiliate of EPCO, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining units of Enterprise GP Holdings will be distributed to the Class B limited partners.

▪

Sale Proceeds – If EPE Unit III sells any of the 4,421,326 units of Enterprise GP Holdings that it owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

The Class B limited partner interests in EPE Unit III that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to May 7, 2012, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in EPE Unit III will also lapse upon certain change of control events.

EPCO 1998 Plan

The EPCO 1998 Plan provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners. After giving effect to outstanding option awards at September 30, 2007 and the issuance and forfeiture of restricted unit awards through September 30, 2007, a total of 1,271,456 additional common units of Enterprise Products Partners could be issued under the 1998 Plan.

Enterprise Products Partners’ unit options. Under the EPCO 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us.

The following table presents option activity under the 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	Intrinsic
	Units	(dollars/unit)	term (in years)	Value (1)
Outstanding at December 31, 2006	2,416,000	$ 23.32
Granted (2)	895,000	$ 30.62
Exercised	(241,000)	$ 19.06
Settled (3)	(710,000)	$ 24.35
Outstanding at September 30, 2007	2,360,000	$ 26.22	7.98	$ 2,861
Options exercisable at:
September 30, 2007	350,000	$ 22.08	4.26	$ 2,861

(1)   Aggregate intrinsic value reflects fully vested option awards at September 30, 2007.

(2)   These awards cliff vest in May 2011. The total grant date value of these awards was $2.4 million based on the following assumptions (i) expected life of the option of seven years; (ii) weighted-average risk-free interest rate of 4.80%; (iii) weighted-average expected distribution yield on Enterprise Products Partners’ common units of 8.40%; and (iv) weighted-average expected unit price volatility on Enterprise Products Partners’ common units of 23.22%.

(3)   Reflects the settlement of options in connection with the resignation of a former chief executive officer of Enterprise Products Partners.

The total intrinsic value of option awards exercised during the three and nine months ended September 30, 2007 was $0.1 million and $2.9 million, respectively. At September 30, 2007, there was an estimated $3.1 million of total unrecognized compensation cost related to nonvested option awards granted under the EPCO 1998 Plan. We expect to recognize this amount over a weighted-average period of 3.1 years. We will recognize our share of these costs in accordance with the EPCO administrative services agreement.

During the nine months ended September 30, 2007, Enterprise Products Partners received cash of $7.7 million from the exercise of option awards granted under the 1998 Plan. Conversely, Enterprise Products Partners option-related reimbursements to EPCO were $2.9 million for the nine months ended September 30, 2007.

Enterprise Products Partners’ restricted units. Under the EPCO 1998 Plan, Enterprise Products Partners may also issue restricted common units to key employees of EPCO and directors of EPGP.

The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2006	1,105,237
Granted (2)	704,740	$ 25.57
Vested	(500)	$ 25.70
Forfeited	(22,700)	$ 23.86
Settled (3)	(113,053)	$ 23.24
Restricted units at September 30, 2007	1,673,724

(1)   Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)   These awards cliff vest in May 2011. Aggregate grant date fair value of restricted unit awards issued during 2007 was $18.0 million based on a grant date market price of Enterprise Products Partners’ common units ranging from $28.00 to $30.96 per unit and estimated forfeiture rates ranging from 4.6% to 17.0%.

(3)   Reflects the settlement of restricted units in connection with the resignation of a former chief executive officer of Enterprise Products Partners.

The total fair value of restricted unit awards that vested during the three and nine months ended September 30, 2007 was nominal. At September 30, 2007, there was an estimated $27.5 million of total unrecognized compensation cost related to restricted unit awards granted under the EPCO 1998 Plan, which we expect to recognize over a weighted-average period of 2.6 years. We will recognize our share of such costs in accordance with the EPCO administrative services agreement.

DEPGP Unit Appreciation Rights

The non-employee directors of DEPGP have been granted UARs in the form of letter agreements. These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of the Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date fair value. As of September 30, 2007, a total of 90,000 UARs had been granted to non-employee directors of DEPGP that cliff vest in 2012. If a director resigns prior to vesting, his UAR awards are forfeited.

TEPPCO 1999 Plan

The TEPPCO 1999 Plan provides for the issuance of phantom unit awards as incentives to key employees of EPCO working on behalf of TEPPCO. There were a total of 31,600 phantom unit awards outstanding under the TEPPCO 1999 Plan at September 30, 2007 that cliff vest as follows: 13,000 in 2008; 13,000 in 2009; and 5,600 in 2010. At September 30, 2007, TEPPCO had accrued liability balances of $0.9 million related to the TEPPCO 1999 Plan.

TEPPCO 2000 LTIP

The TEPPCO 2000 LTIP provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. There were a total of 19,700 phantom unit awards outstanding under the TEPPCO 2000 LTIP at September 30, 2007 that cliff vest as follows: 8,400 in 2008 and 11,300 in 2009. At September 30, 2007, TEPPCO had an accrued liability balance of $0.8 million related to the TEPPCO 2000 LTIP.

TEPPCO 2005 Phantom Unit Plan

The TEPPCO 2005 Phantom Unit Plan provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. There were a total of 76,000 phantom unit awards outstanding under the TEPPCO 2005 Phantom Unit Plan at September 30, 2007 that cliff vest as follows: 37,800 in 2008 and 38,200 in 2009. At September 30, 2007, TEPPCO had an accrued liability balance of $2.1 million related to the TEPPCO 2005 Phantom Unit Plan.

TEPPCO 2006 LTIP

The TEPPCO 2006 LTIP provides for awards of TEPPCO common units and other rights to its non-employee directors and to employees of EPCO working on behalf of TEPPCO. As of December 31, 2006, no awards had been granted under the TEPPCO 2006 LTIP. During 2007, non-employee directors of TEPPCO GP were granted 1,647 phantom units and 66,225 UARs. EPCO employees working on behalf of TEPPCO were granted 155,000 option awards, 62,900 restricted unit awards and 338,479 UARs during 2007. After giving effect to outstanding option awards at September 30, 2007 and the issuance and forfeiture of restricted unit awards through September 30, 2007, an additional 4,782,600 common units of TEPPCO could be issued under the TEPPCO 2006 LTIP. Option awards and restricted unit awards granted under the TEPPCO 2006 LTIP vest in 2011. The UARs vest in 2012.

TEPPCO unit options. The information in the following table presents unit option activity under the TEPPCO 2006 LTIP for the periods indicated. No options were exercisable at September 30, 2007.

			Weighted-
		Weighted-	average
		average	remaining
	Number of	strike price	contractual
	Units	(dollars/unit)	term (in years)
Option award activity during 2007:
Granted in May 2007 (1)	155,000	$ 45.35
Outstanding at September 30, 2007	155,000	$ 45.35	9.65

(1) The total grant date fair value of these awards was $0.4 million based on the following assumptions: (i) expected life of option of 7 years, (ii) risk-free interest rate of 4.78%; (iii) expected distribution yield on TEPPCO’s common units of 7.92%; and (iv) expected unit price volatility on TEPPCO’s common units of 18.03%.

At September 30, 2007, total unrecognized compensation cost related to nonvested option awards granted under the TEPPCO 2006 LTIP was an estimated $0.4 million. TEPPCO expects to recognize this cost over a weighted-average period of 3.6 years.

TEPPCO restricted units. The following table summarizes information regarding TEPPCO’s restricted unit awards for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted unit activity during 2007:
Granted (2)	62,900	$ 37.64
Forfeited	(500)	$ 37.64
Restricted units at September 30, 2007	62,400

(1)   Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)   Aggregate grant date fair value of restricted unit awards issued during 2007 was $2.4 million based on a grant date market price of TEPPCO’s common units of $45.35 per unit and an estimated forfeiture rate of 17.0%.

None of TEPPCO’s restricted unit awards vested during the nine months ended September 30, 2007. At September 30, 2007, there was an estimated $2.2 million of total unrecognized compensation cost related to restricted unit awards granted under the TEPPCO 2006 LTIP. TEPPCO expects to recognize these costs over a weighted-average period of 3.6 years.

TEPPCO unit appreciation rights. As of September 30, 2007, a total of 66,225 UARs had been granted to non-employee directors of TEPPCO GP and 338,479 UARs to employees of EPCO who work on behalf of TEPPCO. These UAR awards will cliff vest in 2012. If the non-employee director or employee resigns prior to vesting, their UAR awards are forfeited. These UAR awards are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

TEPPCO phantom units. As of September 30, 2007, a total of 1,647 phantom unit awards had been granted to non-employee directors of TEPPCO GP. Each phantom unit will be redeemed in cash the earlier of (i) April 2011 or (ii) when the director is no longer serving on the board of TEPPCO GP. In addition, during the vesting period, each participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution per unit paid by TEPPCO on its common units. Phantom units awarded to non-employee directors are accounted for similar to liability awards.

Note 5. Financial Instruments

We are exposed to financial market risks, including changes in commodity prices and interest rates. In addition, we are exposed to fluctuations in exchange rates between the U.S. dollar and Canadian dollar. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the types of risks we attempt to hedge are those related to (i) variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.

Interest Rate Risk Hedging Program

Enterprise GP Holdings. Enterprise GP Holdings’ interest rate exposure results from its variable interest rate borrowings under its credit facility. A portion of its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which allows the conversion of a portion of variable rate debt into fixed rate debt. See Note 10 for information regarding the debt obligations of Enterprise GP Holdings.

Enterprise GP Holdings had interest rate swaps outstanding at September 30, 2007 that were accounted for as cash flow hedges. These agreements had a combined notional value of $500.0 million. The aggregate fair value of these interest rate swaps at September 30, 2007 was a liability of $2.0 million.

Enterprise Products Partners. Enterprise Products Partners’ interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements, primarily those of EPO. A portion of its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which allows the conversion of a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. See Note 10 for information regarding the debt obligations of EPO.

Enterprise Products Partners had interest rate swaps outstanding at September 30, 2007 that were accounted for as fair value hedges. These agreements had a combined notional value of $1.05 billion and match the maturity dates of the underlying fixed rate debt being hedged. The aggregate fair value of these interest rate swaps at September 30, 2007 was a liability of $19.7 million.

At times, Enterprise Products Partners may enter into treasury rate lock transactions to hedge U.S. treasury rates related to its anticipated issuances of debt. A treasury lock is a specialized agreement that fixes the price (or yield) on a specific treasury security for an established period of time. A treasury lock purchaser is protected from a rise in the yield of the underlying treasury security during the lock period. Enterprise Products Partners accounts for its treasury lock transactions as cash flow hedges.

The following table summarizes changes in Enterprise Products Partners’ treasury lock portfolio since December 31, 2006 (dollars in millions):

	Notional	Cash
	Amount	Gain
Treasury lock portfolio, December 31, 2006 (1)	$ 562.5
First quarter of 2007 additions to portfolio (1)	437.5
Second quarter of 2007 terminations (2)	(875.0)	$ 42.3
Third quarter of 2007 additions to portfolio (3)	875.0
Third quarter of 2007 terminations (4)	(750.0)	6.6
Treasury lock portfolio, September 30, 2007 (5)	$ 250.0	$ 48.9

(1)    EPO entered into these transactions related to its anticipated issuances of debt in 2007.

(2)    Terminations relate to the issuance of the EPO Junior Notes B ($500.0 million) and EPO Senior Notes L ($375.0 million). Of the $42.3 million gain, $10.6 million relates to the EPO Junior Notes B and the remainder to the EPO Senior Notes L and its successor debt.

(3)    EPO entered into these transactions related to its issuance of its Senior Notes L (including its successor debt) in August 2007 ($500.0 million) and anticipated issuance of debt during the first half of 2008 ($250.0 million).

(4)    Terminations relate to the issuance of the EPO Senior Notes L and its successor debt.

(5)    The fair value of these financial instruments at September 30, 2007 was $2.9 million.

Since September 30, 2007, Enterprise Products Partners has executed an additional $350.0 million in notional amount of treasury lock financial instruments.

Duncan Energy Partners. In September 2007, Duncan Energy Partners executed three floating-to-fixed interest rate swaps having a combined notional value of $175 million. The purpose of these financial instruments, which are accounted for as cash flow hedges, is to reduce the sensitivity of Duncan Energy Partners’ earnings to variable interest rates charged under its revolving credit facility. The fair value of these swaps at September 30, 2007 was nominal.

TEPPCO. TEPPCO also utilizes interest rate swap agreements to manage its cost of borrowing. TEPPCO had one interest rate swap outstanding during the quarter ended September 30, 2007 that was accounted for as a fair value hedge. This swap agreement had a notional value of $210.0 million and was set to match the maturity date of the underlying fixed rate debt being hedged. In September 2007, TEPPCO terminated this swap agreement resulting in a cash loss of $1.2 million, which will be amortized into earnings over the remaining term of the underlying debt.

TEPPCO also had interest rate swap agreements outstanding at September 30, 2007 that were accounted for using mark-to-market accounting. These swap agreements have an aggregate notional amount of $200.0 million and mature in January 2008. The aggregate fair value of these interest rate swaps at September 30, 2007 was an asset of $0.6 million.

TEPPCO also utilizes treasury locks to hedge the underlying U.S. treasury rate related to its anticipated issuances of debt. In May 2007, TEPPCO terminated treasury locks having an aggregate $300.0 million in notional value in connection with the anticipated issuance of debt. The termination of the treasury locks resulted in a cash gain of $1.4 million, which will be amortized to earnings over the fixed term of TEPPCO’s junior subordinated notes, which is ten years. In mid-2007, TEPPCO executed treasury locks having a notional amount of $400.0 million that extend through January 2008. TEPPCO accounts for these financial instruments as cash flow hedges. At September 30, 2007, the fair value of TEPPCO’s treasury locks outstanding was a liability of $2.6 million.

Commodity Risk Hedging Program

Enterprise Products Partners. The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Enterprise Products Partners. In order to manage the price risks associated with such products, Enterprise Products Partners may enter into commodity financial instruments.

The primary purpose of Enterprise Products Partners’ commodity risk management activities is to hedge its exposure to price risks associated with (i) natural gas purchases and gas injected into storage, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. The commodity financial instruments utilized by Enterprise Products Partners may be settled in cash or with another financial instrument.

At September 30, 2007, Enterprise Products Partners had a limited number of commodity financial instruments in its portfolio, which primarily consisted of cash flow hedges. The fair value of its commodity financial instrument portfolio at September 30, 2007 was a liability of $23.4 million.

TEPPCO. TEPPCO seeks to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations. As part of its crude oil marketing business, TEPPCO enters into financial instruments such as swaps and other hedging instruments. The purpose of such hedging activity is either to balance TEPPCO’s inventory position or to lock in a profit margin and, as such, the financial instruments do not expose TEPPCO to significant market risk.

At September 30, 2007, TEPPCO had a limited number of commodity derivatives that were accounted for as cash flow hedges. The fair value of the open positions at September 30, 2007 was a liability of $2.7 million.

Foreign Currency Hedging Program – Enterprise Products Partners

Enterprise Products Partners owns an NGL marketing business located in Canada and has entered into construction agreements where payments are indexed to the Canadian dollar. As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar. Enterprise Products Partners attempts to hedge this risk by using foreign exchange purchase contracts to fix the exchange rate. Enterprise Products Partners uses mark-to-market accounting for those foreign exchange contracts associated with its Canadian NGL marketing business. The duration of these contracts is typically one month. At September 30, 2007, $1.1 million of these exchange contracts were outstanding, all of which expired in October 2007. The foreign exchange contracts associated with Enterprise Products Partners’ construction activities are accounted for using hedge accounting. At September 30, 2007, the fair value of these contracts was $2.9 million. These contracts settle through May 2008.

Note 6. Inventories

Our inventory amounts by business segment were as follows at September 30, 2007:

Investment in Enterprise Products Partners:
Working inventory (1)	$ 496,030
Forward-sales inventory (2)	13,858
Subtotal	509,888
Investment in TEPPCO:
Working inventory (3)	48,486
Forward-sales inventory (4)	77,950
Subtotal	126,436
Eliminations	(961)
Total inventory	$ 635,363

(1)    Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.

(2)    Forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts.

(3)    Working inventory is comprised of inventories of crude oil, refined products, LPGs, lubrication oils, and specialty chemicals that are either available-for-sale or used in the provision for services.

(4)    Forward sales inventory primarily consists of segregated crude oil volumes dedicated to the fulfillment of forward-sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs. Inventories are valued at the lower of average cost or market.

In addition to cash purchases, Enterprise Products Partners takes ownership of volumes through percent-of-liquids contracts and similar arrangements. These volumes are recorded as inventory at market-related values in the month of acquisition. Enterprise Products Partners capitalizes as a component of inventory those ancillary costs (e.g. freight-in, handling and processing charges) incurred in connection with such volumes.

Due to fluctuating commodity prices, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of inventories exceeds their net realizable value.

Note 7. Property, Plant and Equipment

Our property, plant and equipment amounts by business segment were as follows at September 30, 2007:

	Estimated
	Useful Life
	In Years
Investment in Enterprise Products Partners:
Plants, pipelines, buildings and related assets (1)	3-35 (5)	$ 10,228,684
Storage facilities (2)	5-35 (6)	708,827
Offshore platforms and related facilities (3)	20-31	634,980
Transportation equipment (4)	3-10	30,558
Land		45,353
Construction in progress		1,287,350
Total historical cost		12,935,752
Less accumulated depreciation		1,802,357
Total carrying value, net		$ 11,133,395
Investment in TEPPCO:
Plants, pipelines, buildings and related assets (1)	5-40 (5)	$ 2,437,490
Storage facilities (2)	5-40 (6)	250,250
Transportation equipment (4)	5-10	6,193
Land		192,549
Construction in progress		336,267
Total historical cost		3,222,749
Less accumulated depreciation		616,610
Total carrying value, net		$ 2,606,139
Total property, plant and equipment, net		$ 13,739,534

(1)   Includes processing plants; NGL, crude oil, natural gas and other pipelines; terminal loading and unloading facilities; buildings; office furniture and equipment; laboratory and shop equipment; and related assets.

(2)   Includes underground product storage caverns, above ground storage tanks, water wells and related assets.

(3)   Includes offshore platforms and related facilities and assets.

(4)   Includes vehicles used and similar assets used in our operations.

(5)   In general, the estimated useful lives of major components of this category approximate the following: processing plants, 20-35 years; pipelines and related equipment, 5-40 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; buildings, 20-40 years; office furniture and equipment, 3-20 years; and laboratory and shop equipment, 5-35 years.

(6)   In general, the estimated useful lives of major components of this category approximate the following: underground storage facilities, 5-35 years; storage tanks 10-40 years; and water wells, 5-35 years.

The following table summarizes our capitalized interest amounts by segment for the periods noted:

	For the	For the
	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2007	2007

Investment in Enterprise Products Partners:
Capitalized interest (1)	$ 18,656	$ 59,795
Investment in TEPPCO:
Capitalized interest (1)	$ 2,010	$ 8,813

(1) Capitalized interest increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

Asset retirement obligations

An asset retirement obligation (“ARO”) is a legal obligation associated with the retirement of a tangible long-lived asset that results from its acquisition, construction, development or normal operation, or a combination of these factors. The following table summarizes amounts recognized in connection with AROs since December 31, 2006:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
ARO liability balance, December 31, 2006	$ 24,403	$ 1,419	$ 25,822
Liabilities incurred	1,673	20	1,693
Liabilities settled	(2,260)	--	(2,260)
Revisions in estimated cash flows	8,693	--	8,693
Accretion expense	3,397	136	3,533
ARO liability balance, September 30, 2007 (unaudited)	$ 35,906	$ 1,575	$ 37,481

Our consolidated property, plant and equipment at September 30, 2007 includes $12.3 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

Note 8. Investments In and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting. The following table presents our investments in and advances to unconsolidated affiliates by segment at September 30, 2007:

	Ownership
	Percentage
Investment in Enterprise Products Partners:
Venice Energy Service Company L.L.C. (“VESCO”)	13.1%	$ 44,071
K/D/S Promix, L.L.C. (“Promix”)	50%	51,186
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,037
Evangeline (1)	49.5%	3,968
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	60,207
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	257,551
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	111,865
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	55,906
Nemo Gathering Company, LLC (“Nemo”)	33.9%	2,610
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,712
Other	50%	4,337
Total Investment in Enterprise Products Partners		630,450
Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50%	187,858
Centennial Pipeline LLC (“Centennial”) (2)	50%	78,646
Other	25%	349
Total Investment in TEPPCO		266,853
Investment in Energy Transfer Equity: (3)
Energy Transfer Equity	17.6%	1,637,758
ETEGP	34.9%	12,226
Total Investment in Energy Transfer Equity		1,649,984
Total consolidated		$ 2,547,287

(1)    Refers to ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

(2)    At September 30, 2007, Centennial had $140.0 million of project debt outstanding due in April 2024. A wholly-owned subsidiary of TEPPCO has guaranteed 50% of this debt. TEPPCO had a stand-ready obligation of $9.7 million in connection with this guarantee at September 30, 2007.

(3)    See Note 3 for information regarding the business of Energy Transfer Equity.

On occasion, the price Enterprise GP Holdings, Enterprise Products Partners or TEPPCO pays to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts acquired. Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates. That portion of excess cost attributable to fixed assets or amortizable intangible assets is amortized over the estimated useful life of the underlying asset(s) as a reduction in equity earnings from the entity. That portion of excess cost attributable to goodwill or indefinite life intangible assets is not subject to amortization. Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

The following table summarizes our excess cost information at the dates indicated by the business segment:

	Investment in		Investment in
	Enterprise		Energy
	Products	Investment in	Transfer
	Partners	TEPPCO	Equity	Total
Initial excess cost amounts attributable to:
Fixed Assets	$ 52,233	$ 30,277	$ 572,588	$ 655,098
Goodwill	--	--	294,640	294,640
Intangibles – finite life	--	30,021	289,851	319,872
Intangibles – indefinite life	--	--	513,508	513,508
Total	$ 52,233	$ 60,298	$ 1,670,587	$ 1,783,118

Excess cost amounts, net of amortization at:
September 30, 2007	$ 36,627	$ 35,265	$ 1,653,902	$ 1,725,794

Enterprise GP Holdings’ investments in Energy Transfer Equity and ETEGP exceed its share of the historical cost of the underlying net assets of such entities. At September 30, 2007, Enterprise GP Holdings’ investments in Energy Transfer Equity and ETEGP reflect preliminary fair value allocations (net of related amortization) of the $1.65 billion basis differential consisting of $562.9 million attributed to fixed assets, $513.5 million attributable to ETP IDRs (an indefinite-life intangible asset), $294.6 million of goodwill and $282.9 million attributed to amortizable intangible assets. The amounts attributed to fixed assets and amortizable intangible assets represent the pro rata excess of the preliminary fair values determined for such assets over the entity’s historical carrying values for such assets at the acquisition date. These excess cost amounts are amortized over the estimated useful life of the underlying assets as a reduction in equity earnings from Energy Transfer Equity and ETEGP.

The $513.5 million of excess cost attributed to ETP IDRs represents the pro rata fair value of the incentive distributions of ETP, which Energy Transfer Equity receives through its 100% ownership interest in the general partner of ETP. The $294.6 million of goodwill is associated with our view of the future results from Energy Transfer Equity and ETEGP based upon their underlying assets and industry relationships. Excess cost amounts attributed to IDRs and goodwill are not amortized. However, the excess cost associated with our investments in Energy Transfer Equity and ETEGP, including that portion attributed to ETP IDRs and goodwill, is evaluated for impairment whenever events or circumstances indicate that there is a significant decline in value of the investment that is other than temporary.

MB Storage. On March 1, 2007, TEPPCO sold its 49.5% ownership interest in Mont Belvieu Storage Partners, L.P. (“MB Storage”) and its 50% ownership interest in Mont Belvieu Venture, LLC (the general partner of MB Storage) to Louis Dreyfus for approximately $137.3 million in cash. TEPPCO recognized a gain of approximately $59.6 million related to its sale of these equity interests.

Cameron Highway. Cameron Highway repaid its $365.0 million Series A notes and $50.0 million Series B notes in May and June 2007, respectively, using cash contributions from its partners. Enterprise Products Partners funded its 50% share of the capital contributions using borrowings under the EPO Revolver. Cameron Highway incurred a $14.1 million make-whole premium in connection with the repayment of its Series A notes.

Nemo. Nemo was formed in 1999 to construct, own and operate the Nemo Gathering System, a 24-mile natural gas gathering system in the Gulf of Mexico offshore Louisiana. The Nemo Gathering System, which began operations in 2001, gathers natural gas from certain developments in the Green Canyon area of the Gulf of Mexico to a pipeline interconnect with the Manta Ray Gathering System. Due to a recent decrease in throughput volumes on the Nemo Gathering System, we evaluated our 33.9% investment in Nemo for impairment during the second quarter of 2007. The decrease in throughput volumes is primarily due to underperformance of certain fields and natural depletion.

At December 31, 2006, the carrying value of our investment in Nemo was $11.2 million, which included $0.6 million of excess cost related to its original acquisition in 2001. Our review of Nemo’s estimated future cash flows during the second quarter of 2007 indicated that the carrying value of our investment exceeded its fair value, which resulted in a non-cash impairment charge of $7.0 million. After recording this impairment charge, the carrying value of our investment in Nemo at September 30, 2007 was $2.6 million, which reflects $0.6 million in losses and $2.1 million of distributions we recorded during the first nine months of 2007.

Our investment in Nemo was written down to fair value, which management prepared using recognized business valuation techniques. The fair value analysis is based upon management’s expectation of future cash flows. Such expectation of future cash flows incorporates industry information and assumptions made by management. For example, the review of Nemo included management estimates regarding the remaining natural gas reserves of producers served by the Nemo Gathering System. If the assumptions underlying our fair value analysis change and expected cash flows are reduced, additional impairment charges may result.

Note 9. Intangible Assets and Goodwill

Identifiable Intangible Assets

The following table summarizes our intangible assets at September 30, 2007:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Investment in Enterprise Products Partners:
Customer relationship intangibles	$ 845,607	$ (197,952)	$ 647,655
Contract-based intangibles	384,004	(121,109)	262,895
Subtotal	1,229,611	(319,061)	910,550
Investment in TEPPCO:
Incentive distribution rights	606,926	--	606,926
Gas gathering agreements	462,448	(172,386)	290,062
Other contract-based intangibles	54,698	(22,323)	32,375
Subtotal	1,124,072	(194,709)	929,363
Total	$ 2,353,683	$ (513,770)	$ 1,839,913

In general, our amortizable intangible assets fall within two categories – contract-based intangible assets and customer relationships. Contract-based intangible assets represent specific commercial rights we acquired in connection with business combinations or asset purchases. Customer relationship intangible assets, as used in this context, represent the estimated economic value assigned to certain relationships acquired in connection with business combinations and asset purchases whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as supplier contracts and service contracts) and through means other than contracts, such as through regular contact by sales or service representatives. The values assigned to intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.

Enterprise GP Holdings recorded an indefinite-life intangible asset valued at $606.9 million in connection with its receipt of the TEPPCO IDRs from DFIGP on May 7, 2007. This amount represents DFIGP’s historical carrying value and characterization of such asset. This intangible asset is not subject to amortization, but is subject to periodic testing for recoverability in a manner similar to goodwill.

The IDRs represent contractual rights to the incentive cash distributions paid by TEPPCO. Such rights were granted to TEPPCO GP under the terms of TEPPCO’s partnership agreement. In accordance with TEPPCO’s partnership agreement, TEPPCO GP may separate and sell the IDRs independent of its other residual general partner and limited partner interests in TEPPCO. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO. As an incentive, TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased after certain specified target levels of distribution rates are met by TEPPCO. Currently, TEPPCO GP’s quarterly incentive distribution thresholds are as follows:

▪	2% of quarterly cash distributions up to $0.275 per unit paid by TEPPCO;

▪	15% of quarterly cash distributions from $0.276 per unit up to $0.325 per unit paid by TEPPCO; and

▪	25% of quarterly cash distributions that exceed $0.325 per unit paid by TEPPCO.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction. Goodwill is not amortized; however, it is subject to annual impairment testing. The following table summarizes our goodwill amounts by business segment at September 30, 2007:

Investment in Enterprise Products Partners	$ 591,643
Investment in TEPPCO	216,430
Totals	$ 808,073

Our Investment in TEPPCO business segment includes $198.1 million recorded in connection with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings on May 7, 2007. This amount represents DFIGP’s historical carrying value and characterization of such asset. Management attributes this goodwill to the future benefits we may realize from our investments in TEPPCO and TEPPCO GP. Specifically, we will benefit from the cash distributions paid by TEPPCO with respect to TEPPCO GP’s 2% general partner interest in TEPPCO and ownership of 4,400,000 of its common units.

Note 10. Debt Obligations

The following table presents our consolidated debt obligations at September 30, 2007.

Debt obligations of Enterprise GP Holdings:
EPE August Revolver, variable rate, due September 2012	$ 108,000
Term Loan A, variable rate, due September 2012	125,000
Term Loan A-2, variable rate, refinanced November 2007 (1)	850,000
Total debt obligations of Enterprise GP Holdings	1,083,000
Senior debt obligations of Enterprise Products Partners:
EPO Revolver, variable rate, due October 2011	105,000
EPO Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
EPO Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
EPO Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
EPO Senior Notes E, 4.00% fixed-rate, refinanced October 2007 (1)	500,000
EPO Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
EPO Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
EPO Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
EPO Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
EPO Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
EPO Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
EPO Senior Notes L, 6.30%, fixed-rate, due September 2017	800,000
Petal GO Zone Bonds, variable rate, due August 2034	57,500
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Dixie Revolver, variable rate, due June 2010	10,000
Duncan Energy Partners’ Revolver, variable rate, due February 2011	215,000
Other senior subordinated notes, 8.75% fixed-rate, redeemed in November 2007	5,068
Total senior debt obligations of Enterprise Products Partners	5,546,568
Senior debt obligations of TEPPCO:
TEPPCO Revolver, variable rate, due December 2011	377,000
TEPPCO Senior Notes, 7.625% fixed rate, due February 2012	500,000
TEPPCO Senior Notes, 6.125% fixed rate, due February 2013	200,000
TE Products Senior Notes, 6.45% fixed-rate, due January 2008 (1)	180,000
TE Products Senior Notes, 7.51% fixed-rate, due January 2028	210,000
Total senior debt obligations of TEPPCO	1,467,000
Total principal amount of senior debt obligations	8,096,568
Subordinated debt obligations of Enterprise Products Partners:
EPO Junior Notes A, fixed/variable rates, due August 2066	550,000
EPO Junior Notes B, fixed/variable rates, due January 2068	700,000
Total subordinated debt obligations of Enterprise Products Partners	1,250,000
Subordinated debt obligations of TEPPCO:
TEPPCO Junior Subordinated Notes, fixed/variable rates, due June 2067	300,000
Total principal amount of senior and subordinated debt obligations	9,646,568
Other, non-principal amounts:
Changes in fair value of debt-related financial instruments (2)	(11,497)
Unamortized discounts, net of premiums	(15,293)
Unamortized deferred gains related to terminated interest rate swap	23,171
Total other, non-principal amounts	(3,619)
Total long-term debt	$ 9,642,949
Standby letters of credit outstanding	$ 19,255

(1)    In accordance with SFAS 6, long-term and current maturities of debt reflects the classification of such obligations at September 30, 2007. Term Loan A-2 was refinanced in November 2007 (see Note 15). With respect to the EPO Senior Notes E due in October 2007, EPO used borrowings under its long-term Revolver to fund the repayment of this debt at maturity. With respect to TE Products 6.45% Senior Notes due in January 2008, TEPPCO has the ability to use available credit capacity under its Revolver to fund the repayment of this debt at maturity.

(2)    See Note 5 for information regarding our financial instruments.

Guarantor Relationships

Enterprise Products Partners acts as guarantor of certain of EPO’s consolidated debt obligations through unsecured guarantees. If EPO were to default on any debt that Enterprise Products Partners guarantees, Enterprise Products Partners would be responsible for full repayment of that obligation. EPO’s debt obligations are non-recourse to Enterprise GP Holdings and EPGP.

TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P., TEPPCO Midstream Companies, LLC, and Val Verde Gas Gathering Company, L.P. (collectively, the “Subsidiary Guarantors”) have issued full, unconditional, joint and several guarantees of TEPPCO’s Senior Notes and its Revolver. TEPPCO’s debt obligations are non-recourse to Enterprise GP Holdings and TEPPCO GP.

Debt Obligations of Enterprise GP Holdings

Enterprise GP Holdings consolidates the debt obligations of both Enterprise Products Partners and TEPPCO; however, Enterprise GP Holdings does not have the obligation to make interest or debt payments with respect to the consolidated debt obligations of either Enterprise Product Partners or TEPPCO.

EPE Interim Credit Facility. In May 2007, Enterprise GP Holdings executed a $1.9 billion interim credit facility (the “EPE Interim Credit Facility”) in connection with its acquisition of equity interests in Energy Transfer Equity and ETEGP. The EPE Interim Credit Facility, which amended and restated the terms of its then existing credit facility (the “EPE Revolver”), provided for a $200.0 million revolving credit facility (the “EPE Bridge Revolving Credit Facility”) and $1.7 billion of term loans. The term loans were segregated into two tranches: a $500.0 million EPE Term Loan (Equity Bridge) and a $1.2 billion EPE Term Loan (Debt Bridge).

On May 7, 2007, Enterprise GP Holdings made initial borrowings of $1.8 billion under this credit facility as follows:

▪	$155.0 million to repay principal outstanding under the EPE Revolver; and

▪

$1.2 billion under the EPE Term Loan (Debt Bridge) and $500.0 million under the EPE Term Loan (Equity Bridge) to fund the $1.65 billion cash purchase price for the acquisition of membership interests in ETEGP and common units of Energy Transfer Equity.

In July 2007, Enterprise GP Holdings used net proceeds from its private placement of units to repay the $500.0 million in principal outstanding under the EPE Term Loan (Equity Bridge), $238.0 million to reduce principal outstanding under the EPE Term Loan (Debt Bridge) and $2.0 million of related accrued interest. The remaining balances due under the EPE Bridge Revolving Credit Facility and EPE Term Loan (Debt Bridge) were to mature in May 2008. Amounts repaid under the EPE Term Loan (Equity Bridge) or EPE Term Loan (Debt Bridge) could not be reborrowed.

In August 2007, Enterprise GP Holdings refinanced the $1.2 billion then outstanding under the EPE Interim Credit Facility using proceeds from its EPE August 2007 Credit Agreement.

EPE August 2007 Credit Agreement. The $1.2 billion EPE August 2007 Credit Agreement provided for a $200.0 million revolving credit facility (the “August 2007 Revolver”), a $125.0 million term loan (“Term Loan A”), and an $850.0 million term loan (the “Term Loan A-2”). The August 2007 Revolver replaced the $200.0 million EPE Bridge Revolving Credit Facility. Amounts borrowed under the August 2007 Revolver mature in September 2012. Term Loan A and Term Loan A-2 refinanced amounts then outstanding under the Term Loan (Debt Bridge). Amounts borrowed under Term Loan A mature in September 2012. Amounts borrowed under Term Loan A-2 were refinanced in November 2007 with proceeds from a Term Loan B due November 2014 (see Note 15).

Borrowings under the EPE August 2007 Credit Agreement are secured by Enterprise GP Holdings’ ownership of (i) 13,454,498 common units of Enterprise Products Partners, (ii) 100% of the membership interests in EPGP, (iii) 38,976,090 common units of Energy Transfer Equity, (iv) 4,400,000 common units of TEPPCO and (v) 100% of the membership interests in TEPPCO GP.

The August 2007 Revolver may be used by Enterprise GP Holdings to fund working capital and other capital requirements and for general partnership purposes. The August 2007 Revolver offers secured ABR loans (“ABR Loans”) and Eurodollar loans (“Eurodollar Loans”) each having different interest requirements.

ABR Loans bear interest at an alternative base rate (the “Alternative Base Rate”) plus an applicable rate (the “Applicable Rate”). The Alternative Base Rate is a rate per annum equal to the greater of: (i) the annual interest rate publicly announced by Citibank, N.A. as its base rate in effect at its principal office in New York, New York (the “Prime Rate”) in effect on such day and (ii) the federal funds effective rate in effect on such day plus 0.50%. The Applicable Rate for ABR Loans will be increased by an applicable margin ranging from 0% to 1.0% per annum. The Eurodollar Loans bear interest at a “LIBO rate” (as defined in the August 2007 Credit Agreement) plus the Applicable Rate. The Applicable Rate for Eurodollar Loans will be increased by an applicable margin ranging from 1.00% to 2.50% per annum.

All borrowings outstanding under Term Loan A will, at Enterprise GP Holdings’ option, be made and maintained as ABR Loans or Eurodollar Loans, or a combination thereof. Prior to being refinanced in November 2007, borrowings outstanding under Term Loan A-2 were charged interest at the LIBO rate plus 1.75%. Any amount repaid under the Term Loan A and Term Loan A-2 may not be reborrowed.

The EPE August 2007 Credit Agreement contains various covenants related to Enterprise GP Holdings’ ability to incur certain indebtedness, grant certain liens, make fundamental structural changes, make distributions following an event of default and enter into certain restricted agreements. The credit agreement also requires Enterprise GP Holdings to satisfy certain quarterly financial covenants.

Consolidated Debt Obligations of Enterprise Products Partners

Apart from that discussed below, there have been no significant changes in the terms of Enterprise Products Partners’ debt obligations since those reported in Enterprise GP Holdings’ Restatement Form 8-K, dated September 21, 2007, which restates portions of its annual report on Form 10-K for the year ended December 31, 2006.

EPO Junior Notes B. EPO sold $700.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due January 2068 (“Junior Notes B”) during the second quarter of 2007. EPO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Revolver and for general partnership purposes. EPO’s payment obligations under Junior Notes B are subordinated to all of its current and future senior indebtedness (as defined in the Indenture Agreement). Enterprise Products Partners has guaranteed repayment of amounts due under Junior Notes B through an unsecured and subordinated guarantee.

The indenture agreement governing Junior Notes B allows EPO to defer interest payments on one or more occasions for up to ten consecutive years subject to certain conditions. During any period in which interest payments are deferred and subject to certain exceptions, neither Enterprise Products Partners nor EPO can declare or make any distributions to any of its respective equity securities or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the Junior Notes B. Junior Notes B rank pari passu with the Junior Subordinated Notes A due August 2066.

The Junior Notes B will bear interest at a fixed annual rate of 7.034% from May 2007 to January 2018, payable semi-annually in arrears in January and July of each year, commencing in January 2008. After January 2018, the Junior Notes B will bear variable rate interest at the greater of (1) the sum of the 3-month London Interbank Offered Rate (“LIBOR”) for the related interest period plus a spread of 268 basis points or (2) 7.034% per annum, payable quarterly in arrears in January, April, July and October of each year commencing in April 2018. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to certain provisions. The Junior Notes B mature in January 2068 and are not redeemable by EPO prior to January 2018 without payment of a make-whole premium.

In connection with the issuance of Junior Notes B, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as named therein) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase such junior notes on or before January 15, 2038 unless such redemption or repurchase is made from the proceeds of issuance of certain securities.

EPO Senior Notes L. In September 2007, EPO sold $800.0 million in principal amount of ten-year senior unsecured notes (the “Senior Notes L”). These notes were issued at 99.953% of their principal amount, have a fixed-rate interest of 6.30% and a maturity date of September 15, 2017. The Senior Notes L will pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2008. EPO used the net proceeds from the issuance of these notes to temporarily reduce indebtedness outstanding under its Revolver and for general partnership purposes. In October 2007, EPO used borrowing capacity under its Revolver to repay its $500.0 million Senior Notes E.

These fixed-rate notes are unsecured obligations of EPO and rank equally with its existing and future unsecured and unsubordinated indebtedness (as defined in the Indenture Agreement). Enterprise Products Partners has guaranteed repayment of amounts due under these notes through an unsecured and unsubordinated guarantee. However, in the future, should any of EPO’s subsidiaries become guarantors or co-obligors of its debt obligations maturing in one year or more, then these subsidiaries will jointly and severally, fully and unconditionally, guarantee the payment obligations under the notes. Enterprise Products Partners may redeem the notes before their maturity in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium. These notes were issued under an indenture containing certain covenants, which restrict Enterprise Products Partners’ ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Canadian Revolver. In May 2007, Canadian Enterprise Gas Products, Ltd. (“Canadian Enterprise”), a wholly-owned subsidiary of EPO, entered into a $30.0 million Canadian revolving credit facility (“Canadian Revolver”) with The Bank of Nova Scotia. The Canadian Revolver, which includes the issuance of letters of credit, matures in October 2011. Letters of credit outstanding under this facility reduce the amount available for borrowings.

Borrowings may be made in Canadian or U.S. dollars. Canadian denominated borrowings may be comprised of Canadian Prime Rate (“CPR”) loans or Bankers’ Acceptances and U.S. denominated borrowings may be comprised of Alternative Base Rate (“ABR”) or Eurodollar loans, each having different interest rate requirements. CPR loans bear interest at a rate determined by reference to the Canadian Prime Rate. ABR loans bear interest at a rate determined by reference to an alternative base rate as defined in the credit agreement. Eurodollar loans bear interest at a rate determined by the LIBO plus an applicable rate as defined in the credit agreement. Bankers’ Acceptances carry interest at the rate for Canadian bankers’ acceptances plus an applicable rate as defined in the credit agreement.

The Canadian Revolver contains customary covenants and events of default. The restrictive covenants limit Canadian Enterprise from materially changing the nature of its business or operations, dissolving, or completing mergers. A continuing event of default would accelerate the maturity of amounts borrowed under the credit facility. The obligations under the credit facility are guaranteed by EPO. As of September 30, 2007, there were no borrowings outstanding under this credit facility.

Duncan Energy Partners’ Revolver. The debt obligations of Duncan Energy Partners consist of a $300.0 million revolving credit facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline loans (as defined in the credit agreement). Letters of credit outstanding under this credit facility reduce the amount available for borrowing. The $300.0 million borrowing capacity under this agreement may be increased to $450.0 million under certain conditions. The maturity date of this credit facility is February 2011; however, Duncan Energy Partners may request up to two one-year extensions of the maturity date (subject to certain conditions).

EPO consolidates the debt of Duncan Energy Partners; however, EPO does not have the obligation to make interest or debt payments with respect to Duncan Energy Partners’ debt. At the closing of its initial public offering in February 2007, Duncan Energy Partners borrowed $200.0 million under this credit facility to fund a $198.9 million cash distribution to EPO and the remainder to pay debt issuance costs.

Variable interest rates charged under this facility generally bear interest, at Duncan Energy Partners’ election at the time of each borrowing, at either (i) a LIBO rate plus an applicable margin (as defined in the credit agreement) or (ii) the greater of (a) the lender’s base rate as defined in the agreement or (b) the Federal Funds Effective Rate plus ½%.

The revolving credit agreement contains various covenants related to Duncan Energy Partners’ ability to, among other things, incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. In addition, the revolving credit agreement restricts Duncan Energy Partners’ ability to pay cash distributions to EPO and its public unitholders if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid. Duncan Energy Partners must also satisfy certain financial covenants at the end of each fiscal quarter.

Petal MBFC Loan. In August 2007, Petal Gas Storage L.L.C. (“Petal”), a wholly owned subsidiary of EPO, entered into a loan agreement and a promissory note with the Mississippi Business Finance Corporation (“MBFC”) under which Petal may borrow up to $29.5 million.  On the same date, the MBFC issued taxable bonds to EPO in the maximum amount of $29.5 million.  As of September 30, 2007, there was $8.9 million outstanding under the loan and the bonds.  EPO will make advances on the bonds to the MBFC and the MBFC will in turn make identical advances to Petal under the promissory note. The promissory note and the taxable bonds have identical terms including fixed interest rates of 5.90% and maturities of fifteen years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act.  Petal may prepay on the promissory note without penalty, and thus cause the bonds to be redeemed, any time after one year from their date of issue.  The loan and bonds are netted in preparing our Unaudited Condensed Consolidated Balance Sheet.

Petal GO Zone Bonds. In August 2007, Petal borrowed $57.5 million from the MBFC pursuant to a loan agreement and promissory note between Petal and the MBFC to pay a portion of the costs of certain natural gas storage facilities located in Petal, Mississippi.  The promissory note between Petal and MBFC is guaranteed by EPO and supported by a letter of credit issued under the EPO Revolver. On the same date, the MBFC issued $57.5 million in Gulf Opportunity Zone Tax-Exempt (“GO Zone”) bonds to various third parties. A portion of the GO Zone bond proceeds are being held by a third party trustee and reflected as a component of other assets on our balance sheet. The remaining proceeds held by the trustee will be released to us as we spend capital to complete the construction of the natural gas storage facilities. At September 30, 2007, $39.3 million of the GO Zone bond proceeds remained held by the third party trustee.  The promissory note and the GO Zone bonds have identical terms including floating interest rates and maturities of twenty-seven years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act and the Gulf Opportunity Zone Act of 2005.

Consolidated Debt Obligations of TEPPCO

Apart from that discussed below, there have been no significant changes in the terms of TEPPCO’s debt obligations since those reported in Enterprise GP Holdings’ Restatement Form 8-K, dated September 21, 2007, which restates portions of its annual report on Form 10-K for the year ended December 31, 2006.

TEPPCO Junior Subordinated Notes. In May 2007, TEPPCO sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“TEPPCO Junior Subordinated Notes”). TEPPCO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Revolver and for general partnership purposes. The payment obligations under the TEPPCO Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture).

The indenture governing the TEPPCO Junior Subordinated Notes does not limit TEPPCO’s ability to incur additional debt, including debt that ranks senior to or equally with the TEPPCO Junior Subordinated Notes. The indenture allows TEPPCO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions. During any period in which interest payments are deferred and subject to certain exceptions, (i) TEPPCO cannot declare or make any distributions to any of its respective equity securities and (ii) neither TEPPCO nor the Subsidiary Guarantors can make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the TEPPCO Junior Subordinated Notes.

The TEPPCO Junior Subordinated Notes bear interest at a fixed annual rate of 7.0% from May 2007 to June 1, 2017, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007. After June 1, 2017, the TEPPCO Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR rate for the related interest period plus 2.7775%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing September 1, 2017. The TEPPCO Junior Subordinated Notes mature in June 2067. The TEPPCO Junior Subordinated Notes are redeemable in whole or in part prior to June 1, 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued interest. The TEPPCO Junior Subordinated Notes are also redeemable prior to June 1, 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices.

In connection with the issuance of the TEPPCO Junior Subordinated Notes, TEPPCO and its Subsidiary Guarantors entered into a Replacement Capital Covenant in favor of holders (as provided therein) pursuant to which TEPPCO and its Subsidiary Guarantors agreed for the benefit of such debt holders that it would not redeem or repurchase the TEPPCO Junior Subordinated Notes on or before June 1, 2037, unless such redemption or repurchase is from proceeds of issuance of certain securities.

Covenants

We are in compliance with the covenants of our consolidated debt agreements at September 30, 2007.

Information regarding variable interest rates paid

The following table presents the range of interest rates paid and weighted-average interest rates paid on our consolidated variable-rate debt obligations during the nine months ended September 30, 2007.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid
EPE August 2007 Revolver	7.25% to 9.25%	7.26%
EPE Term Loan A	7.25%	7.25%
EPE Term Loan A-2	7.25%	7.25%
EPE Interim Credit Facility	7.07% to 8.50%	7.09%
EPE Revolver	6.32% to 6.35%	6.32%
EPO Revolver	5.82% to 8.25%	5.87%
Canadian Revolver	4.95% to 5.82%	5.68%
Dixie Revolver	5.66% to 5.67%	5.66%
Petal GO Zone Bonds	3.76% to 4.15%	3.89%
Duncan Energy Partners’ Revolver	5.99% to 6.48%	6.21%
TEPPCO Revolver	5.64% to 6.31%	5.94%

Consolidated debt maturity table

The following table presents scheduled maturities of our consolidated debt obligations for the next five years, and in total thereafter.

2007	$ --
2008	--
2009	500,000
2010	569,068
2011	1,647,000
Thereafter	6,930,500
Total scheduled principal payments	$ 9,646,568

In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at September 30, 2007.

Note 11. Member’s Equity

At September 30, 2007, member’s equity consisted of the capital account of Dan Duncan LLC and accumulated other comprehensive income. Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter. No distributions have been made to date. The capital account balance of Dan Duncan LLC was nominal at September 30, 2007.

Accumulated other comprehensive income

The following table summarizes transactions affecting our accumulated other comprehensive income since December 31, 2006.

	Cash Flow Hedges					Accumulated
		Interest		Foreign	Pension	Other
	Commodity	Rate	Foreign	Currency	And	Comprehensive
	Financial	Financial	Currency	Translation	Postretirement	Income
	Instruments	Instruments	Hedges	Adjustment	Plans	Balance
Balance, December 31, 2006	$ 8,315	$ 14,590	$ --	$ (807)	$ (531)	$ 21,567
Net commodity financial instrument gains during period	(24,815)	--	--	--	--	(24,815)
Net interest rate financial instrument gains during period	--	38,552	--	--	--	38,552
Amortization of cash flow financing hedges	--	(3,402)	--	--	--	(3,402)
Change in funded status of pension and postretirement
plans, net of tax	--	--	--	--	1,069	1,069
Foreign currency hedge gain	--	--	2,879	--	--	2,879
Foreign currency translation adjustment	--	--	--	2,381	--	2,381
Balance, September 30, 2007	$ (16,500)	$ 49,740	$ 2,879	$ 1,574	$ 538	$ 38,231

Note 12. Related Party Transactions

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its consolidated private company subsidiaries; and
▪	the Employee Partnerships.

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings and EPGP. At September 30, 2007, EPCO beneficially owned 107,295,432 (or 77.1%) of Enterprise GP Holdings outstanding units and 100% of EPE Holdings. In addition, at September 30, 2007, EPCO beneficially owned 147,870,309 (or 34.0%) of Enterprise Products Partners’ common units, including 13,454,498 common units owned by Enterprise GP Holdings. At September 30, 2007, EPCO beneficially owned 16,691,550 (or 18.6%) of TEPPCO’s common units, including the 4,400,000 common units owned by Enterprise GP Holdings. Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP. The principal business activity of EPGP is to act as the sole managing partner of Enterprise Products Partners. The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO. The executive officers and certain of the directors of EPGP, TEPPCO GP, and EPE Holdings are employees of EPCO.

Enterprise GP Holdings, EPE Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners and EPGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise GP Holdings, TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations. EPCO and its affiliates received $89.8 million in cash distributions from us during the nine months ended September 30, 2007.

The ownership interests in Enterprise Products Partners and TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility. In addition, the ownership interests in Enterprise GP Holdings, Enterprise Products Partners, and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

We have entered into an agreement with EPCO to provide trucking services to us for the transportation of NGLs and other products. We also lease office space in various buildings from affiliates of EPCO. The rental rates in these lease agreements approximate market rates.

Historically, we entered into transactions with a Canadian affiliate of EPCO for the purchase and sale of NGL products in the normal course of business. These transactions were at market-related prices. We acquired this affiliate in October 2006 and began consolidating its financial statements with those of our own from the date of acquisition.

EPCO Administrative Services Agreement

We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”). Enterprise Products Partners and its general partner, Enterprise GP Holdings and EPE Holdings, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA. The Audit, Conflicts and Governance Committees of each general partner have approved the ASA.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services to us. The ASA also addresses potential conflicts in business opportunities that may arise among parties to the agreement, including (i) Enterprise Products Partners and EPGP; (ii) Duncan Energy Partners and DEPGP; (iii) Enterprise GP Holdings and EPE Holdings; and (iv) the EPCO Group, which includes EPCO and its affiliates (but does not include the aforementioned entities and their controlled affiliates).

Relationships with Unconsolidated Affiliates

Enterprise Products Partners. Enterprise Products Partners’ significant related party revenue and expense transactions with its unconsolidated affiliates consist of the sale of natural gas to Evangeline and the purchase of NGL storage, transportation and fractionation services from Promix. In addition, Enterprise Products Partners sells natural gas to Promix and processes natural gas at VESCO.

TEPPCO. TEPPCO’s significant related party revenue and expense transactions with its unconsolidated affiliates consist of management, rental and other revenues; transportation expense related to the transportation of crude oil on Seaway and rental expense related to the lease of pipeline capacity on Centennial.

Energy Transfer Equity. We acquired equity method investments in Energy Transfer Equity and its general partner in May 2007 (see Note 1). As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to our consolidated businesses.

Enterprise Products Partners has a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP. Titan purchases substantially all of its propane requirements from Enterprise Products Partners. The contract continues until March 31, 2010 and contains renewal and extension options. Enterprise Products Partners and another subsidiary of ETP, Energy Transfer Company (“ETC OLP”), transport natural gas on each other’s systems and share operating expenses on certain pipelines. ETC OLP also sells natural gas to Enterprise Products Partners.

We received $14.6 million in cash distributions from our investments in ETEGP and Equity Transfer Equity in July 2007. We received an additional $15.3 million in cash distributions from these investments in October 2007.

Note 13. Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as defendants in litigation relating to our normal business activities, including regulatory and environmental matters. Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities. We are not aware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position. The following is a discussion of litigation-related risks by business segment.

Enterprise Products Partners’ matters. On February 13, 2007, EPO received notice from the U.S. Department of Justice (“DOJ”) that it was the subject of a criminal investigation related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”). EPO is the operator of this pipeline. On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the DOJ regarding this incident and a previous release of ammonia on

September 27, 2004 from the same pipeline. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents. Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate. EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future. Magellan has agreed to indemnify EPO for the civil matter. On September 4, 2007, we and the DOJ entered into a plea agreement whereby a wholly-owned subsidiary of EPO, Mapletree, LLC, pleaded guilty to a misdemeanor charge of negligence in connection with the releases and paid a fine of $1.0 million. The plea agreement concludes the DOJ's criminal investigation into the ammonia releases. At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas. The pipeline has been repaired and environmental remediation tasks related to this incident have been completed. At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

A number of lawsuits have been filed by municipalities and other water suppliers against various manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”). In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against Enterprise Products Partners’ subsidiary that owns an octane-additive production facility. It is possible, however, that former MTBE manufacturers, such as Enterprise Products Partners’ subsidiary, could ultimately be added as defendants in such lawsuits or in new lawsuits.

TEPPCO matters. On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. On July 12, 2007, Mr. Brinkerhoff filed an amended complaint. The amended complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan. The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO. These transactions are alleged to include the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006 and the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006. The amended complaint seeks (i) rescission of these transactions or an award of rescissory damages with respect thereto; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe this lawsuit is without merit and intend to vigorously defend against it.

On July 27, 2004, TEPPCO received notice from the DOJ of its intent to seek a civil penalty against it related to its November 21, 2001, release of approximately 2,575 barrels of jet fuel from TEPPCO’s 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, was seeking a civil penalty against TEPPCO for alleged violations of the Clean Water Act arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. TEPPCO agreed with the DOJ to pay a penalty of $2.9 million, along with TEPPCO’s commitment to implement additional spill prevention measures. In August 2007, TEPPCO deposited $2.9 million into a restricted cash account per the terms of the settlement, and in October 2007, TEPPCO paid the $2.9 million plus interest earned on the amount to the DOJ. The settlement of this citation did not have a material adverse effect on TEPPCO’s financial position.

On September 18, 2005, a propane release and fire occurred at TEPPCO’s Todhunter facility, near Middletown, Ohio. The incident resulted in the death of one of TEPPCO’s employees; there were no other injuries. Repairs to the impacted facilities have been completed. On March 17, 2006, TEPPCO received a citation from the Occupational Safety and Health Administration arising out of this incident, with a penalty of $0.1 million. The settlement of this citation did not have a material adverse effect on TEPPCO’s financial position.

TEPPCO is also in negotiations with the U.S. Department of Transportation with respect to a notice of probable violation that it received on April 25, 2005, for alleged violations of pipeline safety regulations at its Todhunter facility, with a proposed $0.4 million civil penalty. TEPPCO responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. TEPPCO does not expect any settlement, fine or penalty to have a material adverse effect on its financial position.

Energy Transfer Equity matters. In July 2007, ETP announced that it is under investigation by the Federal Energy Regulatory Commission (“FERC”) and Commodity Futures Trading Commission (“CFTC”) with respect to whether ETP engaged in manipulation or improper trading activities in the Houston Ship Channel market around the times of the hurricanes in the fall of 2005 and other prior periods in order to benefit financially from commodities derivative positions and from certain of index-priced physical gas purchases in the Houston Ship Channel market. The FERC is also investigating certain of ETP’s intrastate transportation activities.

ETP management has stated that it expects that these agencies will require a payment in order to conclude these investigations on a negotiated settlement basis. It is also possible that third parties will assert claims for damages related to these matters. On July 26, 2007, the FERC announced that it was taking preliminary action against ETP and proposed civil penalties of $97.5 million and disgorgement of profits of $70.1 million. Additionally, in its lawsuit, the CFTC is seeking civil penalties of $130 thousand per violation or three times the profit gained from each violation and other specified relief. On October 15, 2007, ETP filed a motion in the United States District Court for the Northern District of Texas to dismiss the complaint asserting that the CFTC has not stated a valid cause of action under the Commodity Exchange Act. ETP has separately filed a response with the FERC refuting FERC’s claims as being fundamentally flawed and requested a dismissal of the FERC proceedings. At this time, ETP is unable to predict the outcome of these matters; however, it is possible that the amount it becomes obligated to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of existing accrual related to these matters.

ETP disclosed in its annual report on Form 10-K for the year ended August 31, 2007 that its accrued amounts for contingencies and current litigation matters (excluding environmental matters) aggregated $30.3 million. Since ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce its cash available for distributions either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, ETP and, ultimately, our investee, Energy Transfer Equity, may experience a material adverse impact on results of operations, cash available for distribution and liquidity.

Contractual Obligations

The following information summarizes significant changes in our contractual obligations since those presented in Enterprise GP Holdings’ Restatement Form 8-K, dated September 21, 2007, which restates portions of its annual report on Form 10-K for the year ended December 31, 2006. Amounts presented in the following table are in millions of dollars.

	Payment or Settlement due by Period
Contractual Obligations	Total	2007	2008	2009	2010	2011	Thereafter
Scheduled maturities of long-term debt
Enterprise GP Holdings (1)	$ 1,083	$ --	$ --	$ --	$ --	$ --	$ 1,083
Enterprise Products Partners (2)	6,796	--	--	500	569	1,270	4,457
TEPPCO (3)	1,767	--	--	--	--	377	1,390

(1)    See Note 10 for information regarding the Enterprise GP Holdings’ debt obligations.

(2)    Represents consolidated debt obligations of Enterprise Products Partners, including EPO, Duncan Energy Partners, Dixie and Canadian Enterprise.

(3)    Represents payment obligations under the TEPPCO Revolver, junior subordinated notes and senior notes as of September 30, 2007 (see Note 10).

Scheduled Maturities of Long-Term Debt. Enterprise GP Holdings, Enterprise Products Partners and TEPPCO have payment obligations under debt agreements. With respect to this category, amounts shown in the preceding table represent scheduled principal payments due in each period as of September 30, 2007. See Note 10 for information regarding our consolidated debt obligations at September 30, 2007.

Operating Lease Obligations. We lease certain property, plant and equipment under noncancelable and cancelable operating leases. There have been no material changes in our operating lease commitments since those presented in Enterprise GP Holdings’ Restatement Form 8-K, dated September 21, 2007, which restates portions of its annual report on Form 10-K for the year ended December 31, 2006, except for the commitments associated with a new natural gas storage lease. In order to provide firm natural gas transportation and storage services under long-term agreements with CenterPoint Energy Resources Corp. (“CenterPoint Energy”) in Houston, Texas, Enterprise Products Partners entered into a 2-year agreement during the second quarter of 2007 for firm natural gas storage capacity in Texas. Our rental payments under the lease are at a fixed rate. Contingent rental payments are based upon the actual volume of natural gas we inject or withdraw from the storage cavern over the term of the lease agreement. The incremental future minimum lease payments associated with our new natural gas storage lease are $3.7 million in 2007, $4.9 million in 2008 and $1.2 million in 2009. CenterPoint Energy will reimburse us for the costs we incur associated with this natural gas storage lease.

Performance Guaranty

In December 2004, a subsidiary of Enterprise Products Partners entered into the Independence Hub Agreement with six oil and natural gas producers. Enterprise Products Partners guaranteed to the producers the construction-related performance of its subsidiary up to an amount of $340.8 million. The performance guaranty expired during the second quarter of 2007.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally make claims against such parties or have claims made against us as a result of disputes related to contractual agreements or similar arrangements. As of September 30, 2007, our contingent asserted claims against such parties were approximately $3.6 million and asserted claims against us for various periods were approximately $35.5 million. These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated. Such asserted claim amounts may increase or decrease depending on the ultimate resolution of these matters. However, in our opinion, the likelihood of a material adverse outcome related to the disputes against us is remote. Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated financial statements.

Note 14. Significant Risks and Uncertainties – Weather-Related Risks

Certain of Enterprise Products Partners’ key assets are located onshore along the U.S. Gulf Coast and offshore in the Gulf of Mexico. To varying degrees, such locations are vulnerable to weather-related risks such as hurricanes and tropical storms.

The following table summarizes proceeds Enterprise Products Partners received from business interruption and property damage insurance claims with respect to certain named storms for the nine months ended September 30, 2007:

Business interruption (“BI”) proceeds:
Hurricane Ivan	$ 377
Hurricane Katrina	14,500
Hurricane Rita	9,000
Other	996
Total BI proceeds	$ 24,873
Property damage (“PD”) proceeds:
Hurricane Ivan	$ 1,273
Hurricane Katrina	6,563
Hurricane Rita	--
Other	184
Total PD proceeds	$ 8,020
Total	$ 32,893

Note 15. Subsequent Events

Enterprise GP Holdings Term Loan B

In November 2007, Enterprise GP Holdings executed a seven-year, $850 million senior secured term loan (“Term Loan B”) in the institutional loan market. Proceeds from the Term Loan B were used to permanently refinance borrowings outstanding under Enterprise GP Holdings’ $850.0 million Term Loan A-2 that had a maturity date in May 2008. The Term Loan B, which was priced at a discount of 1.0%, generally bears interest at LIBOR plus 2.25% and is scheduled to mature in November 2014. The Term Loan B is callable for up to one year by Enterprise GP Holdings at 101% of the principal, and at par thereafter. This transaction completes the permanent financing related to Enterprise GP Holdings’ acquisition of ownership interests in Energy Transfer Equity and ETEGP in May 2007.

Dixie Pipeline Matter

In November 2007, Dixie Pipeline Company, which is owned 74.2% by Enterprise Products Partners, experienced a rupture on its mainline near Carmichael, Mississippi. The incident resulted in two fatalities and an undetermined number of injuries. The cause of the incident is unknown; however, an investigation is underway by Enterprise Products Partners and all appropriate governmental agencies. The affected portion of the pipeline returned to service during the fourth quarter of 2007.